As filed with the Securities and Exchange Commission on January 27, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Qualys, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	77-0534145
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1600 Bridge Parkway

Redwood City, California 94065

(Address of principal executive offices, including zip code)

2012 Equity Incentive Plan

(Full title of the plan)

Philippe Courtot

Chairman and Chief Executive Officer

Qualys, Inc.

1600 Bridge Parkway

Redwood City, California 94065

(650) 801-6100

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Jeffrey D. Saper Rezwan D. Pavri Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300	Bruce K. Posey Vice President, General Counsel and Corporate Secretary Qualys, Inc. 1600 Bridge Parkway Redwood City, California 94065 (650) 801-6100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share:
2012 Equity Incentive Plan	1,618,764(2)	$28.59(3)	$46,280,463	$5,960.92
TOTAL:	1,618,764		$46,280,463	$5,960.92

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2012 Equity Incentive Plan (the “2012 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)	Represents an automatic annual increase of 1,618,764 shares of common stock on January 1, 2014 to the number of shares reserved for issuance pursuant to future awards under, and which annual increase is provided for in, the 2012 Plan.
(3)	Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $28.59 per share, which represents the average of the high and low sale prices of the Registrant’s common stock as reported on The NASDAQ Stock Market on January 22, 2014.

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers additional shares of common stock of Qualys, Inc. (“the Registrant”) under the Registrant’s 2012 Equity Incentive Plan (the “2012 Plan”). The number of shares of the Registrant’s common stock available for grant and issuance under the 2012 Plan is subject to an annual increase on the first day of each fiscal year starting on January 1, 2014, by an amount equal to five percent (5%) of the number of shares of the Registrant’s common stock issued and outstanding on each December 31 immediately prior to the date of increase, but not more than 3,050,000 shares, unless the Registrant’s board of directors, in its discretion, determines to make a smaller increase (the provision of the 2012 Plan allowing for this annual increase is referred to as the “Evergreen Provision”). On January 1, 2014, the number of shares of the Registrant’s common stock available for grant and issuance under the 2012 Plan increased by 1,618,764 shares. This Registration Statement registers these additional 1,618,764 shares of the Registrant’s common stock, which were available for grant and issuance under the 2012 Plan pursuant to the Evergreen Provision as of January 1, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified by Part I, Items 1 and 2, of Form S-8 have been or will be delivered to participants in the plans covered by this Registration Statement, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and the instructions to Form S-8. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of the Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(1) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the Commission on March 5, 2013 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(2) The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended (i) March 31, 2013, filed with the Commission on May 10, 2013, (ii) June 30, 2013, filed with the Commission on August 8, 2013 and (iii) September 30, 2013, filed with the Commission on November 7, 2013;

(3) The Registrant’s Current Reports on Form 8-K filed with the Commission on June 6, 2013, August 5, 2013 and November 12, 2013, except, in each case, to the extent that information therein is furnished and not filed with the Commission; and

(4) The description of the Registrant’s common stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-35662) filed with the Commission on September 24, 2012, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

As of the date of the filing of this Registration Statement, an attorney at, and investment partnerships associated with, Wilson Sonsini Goodrich & Rosati, P.C., beneficially owned an aggregate of 43,246 shares of the Registrant’s common stock.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents under certain circumstances.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s Amended and Restated Certificate of Incorporation, as currently in effect, provides that the Registrant will indemnify its directors and officers, and may indemnify its employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of the Registrant’s directors will be eliminated or limited to the fullest extent permitted by Delaware General Corporation Law, as so amended.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Amended and Restated Bylaws of the Registrant, as currently in effect, provide that:

•	The Registrant is required to indemnify its directors and officers for serving the Registrant in those capacities or for serving other business enterprises at the Registrant’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a Registrant may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, the Registrant had no reasonable cause to believe such person’s conduct was unlawful.

•	The Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

•	The Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•	The Registrant will not be obligated pursuant to the Amended and Restated Bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the Registrant’s board of directors or brought to enforce a right to indemnification.

•	The rights conferred in the Amended and Restated Certificate of Incorporation and Bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	The Registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

In addition, the Registrant’s policy is to enter into separate indemnification agreements with each of its directors and officers that require the Registrant to indemnify its directors and officers, to the maximum extent permitted by applicable law, and also provide for certain procedural protections.

The indemnification obligations described above may be sufficiently broad to permit the indemnification of the Registrant’s directors and officers for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description	Incorporated by Reference
		Form	File No.	Exhibit	Filing Date

4.1*	Form of Common Stock Certificate.	S-1/A	333-182027	4.2	September 11, 2012

4.2*	2012 Equity Incentive Plan, as amended, and forms of agreements thereunder	S-1/A	333-182027	10.2	September 11, 2012

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

23.1	Consent of Grant Thornton LLP, independent registered public accounting firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page hereto).

*	Incorporated by reference to exhibits filed with the Registrant’s Registration Statement on Form S-1, as amended (Registration No. 333-182027), as declared effective by the Commission on September 27, 2012.

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on the 27th day of January, 2014.

QUALYS, INC.

By:	/s/ Philippe F. Courtot
Name: Philippe F. Courtot
Title: Chairman and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Philippe F. Courtot and Donald C. McCauley, jointly and severally, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 of Qualys, Inc., and any or all amendments (including post-effective amendments) thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises hereby ratifying and confirming all that said attorneys-in-fact and agents, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Philippe F. Courtot Philippe F. Courtot	Chairman and Chief Executive Officer (Principal Executive Officer)	January 27, 2014

/s/ Donald C. McCauley Donald C. McCauley	Chief Financial Officer (Principal Financial and Accounting Officer)	January 27, 2014

/s/ Sandra E. Bergeron Sandra E. Bergeron	Director	January 27, 2014

/s/ Donald R. Dixon Donald R. Dixon	Director	January 27, 2014

/s/ Jeffrey P. Hank Jeffrey P. Hank	Director	January 27, 2014

/s/ General Peter Pace General Peter Pace	Director	January 27, 2014

/s/ Kristi M. Rogers Kristi M. Rogers	Director	January 27, 2014

/s/ Howard A. Schmidt Howard A. Schmidt	Director	January 27, 2014

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description	Incorporated by Reference
		Form	File No.	Exhibit	Filing Date

4.1*	Form of Common Stock Certificate.	S-1/A	333-182027	4.2	September 11, 2012

4.2*	2012 Equity Incentive Plan, as amended, and forms of agreements thereunder	S-1/A	333-182027	10.2	September 11, 2012

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

23.1	Consent of Grant Thornton LLP, independent registered public accounting firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page hereto).

*	Incorporated by reference to exhibits filed with the Registrant’s Registration Statement on Form S-1, as amended (Registration No. 333-182027), as declared effective by the Commission on September 27, 2012.